Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, February 20, 2009

STAR BUFFET, INC. ANNOUNCES

DIVIDEND SUSPENSION

SCOTTSDALE, AZ – February 20, 2009 – Star Buffet, Inc. (NASDAQ: STRZ) today announced that its Board of Directors has voted to suspend its annual dividend for fiscal 2010.  The company intends to maintain the dividend suspension indefinitely, but will reevaluate the dividend policy as circumstances change.

“Given the challenging economic conditions, we believe that preserving cash will strengthen the company’s balance sheet and improve financial flexibility,” said Robert E. Wheaton, Star Buffet’s president.  Commenting further, Mr. Wheaton said, “The dividend suspension, which will result in annualized cash savings of approximately $2.0 million, should enable the company to fund fiscal 2010 operations without the need to further access credit markets.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 26, 2008, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of February 20, 2009, Star Buffet, through its subsidiaries, operates 19 Barnhill’s Buffet restaurants, 11 franchised HomeTown Buffets, six JB’s Family restaurants, four 4B’s restaurants, three BuddyFreddys restaurants, three K-BOB’S Steakhouses, two Whistle Junction restaurants, two Holiday House Family restaurants, two Western Sizzlin restaurants, two JJ North’s Country Buffets, two Casa Bonita Mexican theme restaurants, one Pecos Diamond Steakhouse and one Bar H Steakhouse.

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